Exhibit 10.13

November 10, 2017

Andrew Eich

35 Benedict Hill Rd

New Canaan, CT 06840

Dear Andrew Eich,

As you are aware, Unimin Corporation (“Company”) is considering a potential merger transaction, also known as “Project Bison”. We appreciate the contribution you are making towards the successful completion of Project Bison. In recognition of your contribution and important ongoing role we are pleased to confirm your participation in the Project Bison Completion Bonus Program which is described in this document. We also take this opportunity to thank you for your efforts and look forward to continuing to work with you on this important project.

Project Bison Completion Bonus Program

The Company is offering you a bonus (“Bonus”) as additional compensation if all of the conditions below are met:

1.	You must remain continuously employed on a regular full-time basis by the Company, or any entity owned or controlled by the Company, or owned or controlled by a parent of the Company or subsidiary of such parent from the date of this letter through December 31, 2018 (the “Bonus Period”).

2.	You must not voluntarily resign your employment other than for “Good Reason” (as that term is defined in the severance conditions letter agreement provided to you together with this letter agreement) or be involuntarily terminated for “Cause” from that full-time employment for any reason during the Bonus Period. For purposes of this letter agreement, Cause is defined to be: (a) your material, intentional refusal or willful failure to perform your stated duties, or to carry out the reasonable instructions of the Chief Executive Officer or the Board of Directors or their designees, and your failure to cure such refusal or failure to perform within ten (10) business days following written notice of such failure to you from the Chief Executive Officer; (b) your commission of a material act of fraud, embezzlement or dishonesty against the Company; (c) your conviction of, guilty plea or nolo contendere plea to a felony (other than motor vehicle offenses the effect of which do not impair your performance of your employment duties); (d) your gross misconduct in connection with the performance of your duties; (e) your knowing and willful improper disclosure of confidential information or violation of material Company policy or the Company’s Code of Sustainable Conduct; (f) breach of your fiduciary duty to the Company; (g) your willful failure to cooperate in any investigation or formal proceeding or investigation by a governmental authority, or (h) your being found liable in a Securities and Exchange Commission enforcement action.

3.	The transaction known as “Project Bison” must be consummated and the Transaction Closing Date (defined as the date on which “Project Bison” closes) must occur during the Bonus Period.

If the conditions set forth above are met, the Company will pay you a Bonus in the amount of two hundred thousand dollars ($200,000.00), less applicable taxes. Such Bonus shall be payable in a lump sum not later than December 31, 2018, provided, however, that if your employment is involuntarily terminated for any reason related to Project Bison other than for Cause, or if you resign for Good Reason at any time after the Transaction Closing Date but prior to December 31, 2018, the Bonus will be paid to you upon termination from employment.

It is expressly understood that nothing in this letter shall in any way be interpreted or construed to modify or alter the employment relationship which now exists between you and Unimin. If your employment is involuntarily terminated for Cause, you will not be entitled to receive the Bonus or any portion thereof. If your employment is involuntarily terminated for any reason other than for Cause as defined above, you will be entitled to receive the full amount of the Bonus.

UNIMIN CORPORATION
	By:	/s/ Campbell Jones

Campbell Jones
President & Chief Executive Officer
	By:	/s/ Jennifer Fox

Jennifer Fox
VP of Human Resources

SCR SIBELCO NV
	By:	/s/ Phil Dibley

Phil Dibley

Agreed and Accepted:

/s/ Andrew Eich	Date:11/26/2017
Andrew Eich